Exhibit 23.1










                      ACCOUNTANTS' CONSENT


Board of Directors
Gold Banc Corporation, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-80751) on Form S-8 of Gold Banc Corporation, Inc. of our report dated February 18, 2000 relating to the consolidated balance sheets of Gold Banc Corporation, Inc. as of December 31, 1999 and 1998 and the related consolidated statements of earnings, stockholders' equity and comprehensive income, and cash flows for the three years then ended, which report appears in the December 31, 1999 annual report on Form 10-K of Gold Banc Corporation, Inc.


/s/ KPMG

March 29, 2000
Kansas City, Missouri
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